ALAMO GROUP INC.
2019 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

[DATE]
[NAME AND ADDRESS]

Dear [NAME]:

Pursuant to the terms of the Alamo Group Inc. (the “Company”) 2019 Equity Incentive Plan (the “2019 Plan”), the Company has granted you an award (the “Award”) of performance share units as described in this award agreement (this “Agreement”). These are performance-based restricted stock units as described under Section 8 of the 2019 Plan.

Participant Name: [Name]
Grant Date: [Date]
Target Number of Performance Share Units: [Target Number]
Performance Period: 2020 - 2022 (the “Performance Period”)

The number of performance share units you earn will depend on the actual performance of the Company relative to the performance goals for the three year Performance Period. The Board has approved the performance goals and related payout schedule as set forth on Exhibit A attached hereto.
The terms and conditions of this Award are governed by the provisions of this Agreement, the 2019 Plan and the performance share unit (“PSU”) terms and conditions attached hereto as Exhibit B (the “PSU Terms and Conditions”) which are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the 2019 Plan and/or the PSU Terms and Conditions.

COMPANY:
ALAMO GROUP INC.

By: _____________________
Ronald A. Robinson, President & CEO

I hereby acknowledge and accept the Award described above subject to all of the terms and conditions of the 2019 Plan and the PSU Terms and Conditions, as may be amended from time to time, copies of which I have received and read. I further acknowledge receipt of the Company’s recoupment policy (the “Recoupment Policy”) pursuant to which I may be required to forfeit to or reimburse the Company with respect to certain incentive compensation that may be impacted in the event the Company is required to make an accounting restatement.
By signing below, I (i) agree to be bound by the terms and conditions of the 2019 Plan, and the PSU Terms and Conditions; (ii) acknowledge the Company’s Recoupment Policy, as may be amended from time to time, and agree that any performance-based compensation paid to me under this Agreement or any other agreement or arrangement with the Company (including annual cash incentive compensation) which is subject to recovery under the Recoupment Policy will be subject to such deductions and recoupment as may be required or permitted therein; (iii) acknowledge that the performance share units that have been awarded to me have no independent economic value, but rather are mere units of measurement to be used in calculating benefits, if any, payable pursuant to the Award; (iv) agree to accept as binding, conclusive and final, all decisions or interpretations of the Board or the Committee regarding any questions arising under this Award, the 2019 Plan or the PSU Terms and Conditions; and (v) acknowledge and agree that, except as otherwise specifically provided in the 2019 Plan or the PSU Terms and Conditions, the vesting of my Award is expressly conditioned on my continuous employment with the Company from the Grant Date through the end of the Performance Period (as such terms are defined above).

Signature: ____________________________
[Name]
Date: ___________________________

EXHIBIT A
Performance goals and payout schedule
[2020 – 2022 Performance Period]

The number of performance share units earned will depend on the actual performance of the Company relative to the performance goals for the three year Performance Period. There are two equally weighted performance goals considered for the Performance Period as follows:

i. Cumulative Operating Income (Income from Operations) Growth; and

  ii. Return on Invested Capital.
The Board has approved the following regarding performance goals and the related payout schedule for the Performance Period:

Targets and Payout Table
Cumulative OI Growth Target ($ in thousands)	Payout Multiplier	ROIC Target	Payout Multiplier
-	200%	17.7%	200%
-	100%	16.1%	100%
-	50%	13.7%	50%
Below $419,690	No Payout	Below 13.7%	No Payout

For actual performance values that fall between the levels of performance set out in the above table, straight-line interpolation shall be used to determine the appropriate award multiplier. The number of shares to be issued pursuant to the Award shall be calculated as follows:

(Target Award Shares) x (Cumulative OI Growth Payout Multiplier x.50) PLUS
(Target Award Shares) x (ROIC Payout Multiplier x .50)

Cumulative Operating Income Growth - for purposes of measuring performance, the target annual operating income growth rate will be converted into a cumulative operating income amount computed as the sum of all operating income generated during the three-year performance period assuming the target annual growth rate. Actual performance will be calculated as the sum of the Company’s actual consolidated operating income during the three-year performance period in comparison to the target amount of cumulative operating income.

ROIC - ROIC for will be measured as the three-year average ROIC calculated for each year within the performance period in accordance with the following formula:

EBIT + Amortization Expense
Total Debt + Total Equity

Notwithstanding the foregoing, the calculation of the above metrics as well as the determination of whether the performance goals have been met for the Performance Period, and any adjustments to such performance goals, will be made by the Compensation Committee in its sole discretion following the end of the Performance Period.

EXHIBIT B

PSU Terms and conditions

These PSU Terms and Conditions have been approved by the Board of Directors of Alamo Group Inc. (the “Company”). Awards of performance share units granted pursuant to Section 8 of the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) are subject to and governed by the terms and conditions set forth in the 2019 Plan and the terms and conditions set forth herein, and the terms and conditions of the Company’s Recoupment Policy. In the event of any conflict between the provisions of the 2019 Plan and these terms and conditions, the Committee shall have full authority and discretion to resolve such conflict and any such determination shall be final, conclusive and binding on the Participant and all interested parties. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the 2019 Plan or the Award.

1. Performance Goals.

a.The number of PSUs earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the performance goals in accordance with the Award Agreement. All determinations of whether performance goals have been achieved, the number of PSUs earned by the Participant, and all other matters related to this Section 1 shall be made by the Committee in its sole discretion.
b.Promptly following completion of the Performance Period (and no later than seventy-five (75) days following the end of the Performance Period, the Committee will review and certify (a) whether, and to what extent, the performance goals for the Performance Period have been achieved, and (b) the number of PSUs that the Participant shall earn, if any, subject to compliance with the requirements of Section 2 of these terms and conditions.

2 Terms and Conditions of Award; Vesting.

a.Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become nonforfeitable on the last day of the Performance Period (a) subject to the achievement of the minimum threshold performance goals for payout set forth in the Award Agreement, and (b) provided that the Participant has been a continuous Service Provider from the Grant Date through the last day of the Performance Period. The number of PSUs that vest and become payable under the Award Agreement shall be determined by the Committee based on the level of achievement of the performance goals set forth in the Award Agreement and shall be rounded to the nearest whole PSU.

b.Termination of Relationship as a Service Provider. Except as otherwise expressly provided herein or in the Award Agreement, if the Participant ceases to be a Service Provider for any reason at any time before all of his or her PSUs have vested, the Participant’s unvested PSUs shall be automatically forfeited at the time at which the Participant ceases to be a Service Provider and neither the Company nor any Affiliate shall have any further obligations to the Participant under the Award Agreement.

c.Death or Disability. Notwithstanding Section 2b. above, if the Participant ceases to be a Service Provider during the Performance Period as a result of the Participant’s death or Disability (as hereinafter defined), a portion of the Participants’ unvested PSU’s will vest on such date in a pro rata amount calculated by multiplying the target amount of the Award (assuming achievement of the target performance goal) by a fraction, the numerator of which equals the number of days that the Participant was a Service Provider during the Performance Period and the denominator of which equals the total number of days in the Performance Period. The term “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The ultimate determination of whether an individual has suffered a Disability shall be made by the Committee in its reasonable discretion.

d.Qualifying Retirement. Notwithstanding Section 2b. above, if the Participant ceases to be a Service Provider during the Performance Period as a result of a Qualifying Retirement, which shall be defined and determined by the Committee in its sole discretion (by resolution), a portion of the Participant’s unvested PSU’s will vest at the end of the Performance Period in a pro rata amount calculated by multiplying the actual award achieved at the end of the Performance Period (based on actual Company performance) by a fraction, the numerator of which equals the number of days that the Participant was a Service Provider during the Performance Period up to the date of the Qualifying Retirement and the denominator of which equals the total number of days in the Performance Period. If the Company’s actual performance during the relevant Performance Period results in no payout then the Participant shall not be entitled to receive any Common Shares pursuant to the Award.

e.Effect of a Change in Control. Notwithstanding Section 2b., and except as may be provided in any Change in Control Agreement between the Company and the Participant, if there is a Change in Control during the Performance Period, a portion of the Participants’ unvested PSU’s will vest on the date of such Change of Control in a pro rata amount calculated by multiplying the amount of the Award (which amount shall be determined by the Committee in its reasonable discretion based on the Company’s expected performance during the relevant Performance Period or, if such amount cannot be reasonably determined by the Committee, then the target award amount) by a fraction, the numerator of which equals the number of days that the Participant was a Service Provider during the Performance Period up to the date of the Change of Control and the denominator of which equals the total number of days in the Performance Period. Common Shares shall be paid pursuant to such vested Awards (if any) no later than sixty (60) days following such Change in Control.

f.Payment of PSUs. Payment in respect of the PSUs earned for the Performance Period shall be made in Common Shares (as defined in the 2019 Plan) and shall be issued to the Participant as soon as practicable following the vesting date and in any event within seventy five (75) days following the vesting date. The Company shall (a) issue and deliver to the Participant the number of Common Shares equal to the number of vested PSUs, and (b) enter the Participant's name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Participant.

g.Transferability. Subject to any exceptions set forth herein or in the 2019 Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.
h.Rights as Shareholder; Dividend Equivalents. Except as otherwise provided herein, the Participant shall not have any rights of a shareholder with respect to the shares of Common Shares underlying the PSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents. Upon and following the vesting of the PSUs and the issuance of shares, the Participant shall be the record owner of the shares of Common Shares underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

3. No Right to Continued Service. Neither the 2019 Plan nor the Award Agreement shall confer upon the Participant any right to be retained in any position as a Service Provider of the Company. Further, nothing in the 2019 Plan or the Award Agreement shall be construed to limit the discretion of the Company to terminate the Participant's position as a Service Provider at any time, with or without Cause.

4. Adjustments. Notwithstanding anything to the contrary provided herein, the Award and all rights and obligations under the Award Agreement are subject to Section 9 of the 2019 Plan, provided, however, that PSU's shall not be adjusted as a result of the payment of any ordinary cash dividend by the Company, and provided further that the provisions set forth in Section 2 of these terms and conditions will apply to determine the acceleration of vesting of PSU’s in the event of a Change of Control.

5. Tax Liability and Withholding/Parachute Payments.

a.The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the 2019 Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

i.tendering a cash payment;

ii.authorizing the Company to withhold Shares from the number of Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the PSUs; provided, however, that no Shares shall be withheld with a value exceeding the amount of tax required to be withheld by law; or

iii.delivering to the Company previously owned and unencumbered Shares.

b.Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Participant's liability for Tax-Related Items.

c.Anything in this Agreement to the contrary notwithstanding and except as set forth in subparagraph (d) below, if it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reduction (if any) required under this Section 5 (the "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax ("Excise Tax"), then the Company will automatically reduce (the "Reduction") the Participant's Payment to the minimum extent necessary to prevent the

Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Payment will be reduced in such a manner that provides the Participant with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each will be reduced pro rata.

d.All determinations required to be made under this Section 5, including the after-tax benefit and calculation of the Reduction, will be made by a certified public accounting firm that is selected by the Company prior to the occurrence of a Change in Control (the "Accounting Firm"), which may be the Company's independent auditor, but which firm will not be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control. If the Reduction is applicable, the Company will provide the Participant with a written summary of the portions of the Payment that will be reduced. All fees and expenses of the Accounting Firm will be borne solely by the Company. All determinations by the Accounting Firm made under this Section 5 are binding upon the Company and the Participant.

6. Compliance with Laws. The issuance and transfer of shares of Common Shares in connection with the PSUs shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares may be listed. No Common Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the restricted stock shares by any holder thereof in violation of the provisions of the Award Agreement, these terms and conditions or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any such shares on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company.

7. Notices. Whenever any notice is required or permitted hereunder, such notice shall be in writing and shall be given by personal delivery, nationally recognized overnight courier, facsimile, first class mail, or certified or registered with return receipt requested at the party’s address as stated in the Award Agreement or at the party’s last known address. Any notice required or permitted to be delivered hereunder shall be deemed to have been duly given on the date which it is personally delivered or, whether actually received or not, on the third business day after mailing or 24 hours after transmission by facsimile to the respective parties named below. Either party may change such party’s address for notices by duly giving notice pursuant hereto.

8. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of the Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision.

9. Governing Law. The Award Agreement and these PSU Terms and Conditions will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

10. Authority of Committee. The Committee shall have full authority to interpret and construe the terms of the 2019 Plan and the Award Agreement. The determination by the Committee as to any such matter of interpretation or construction shall be final, binding, and conclusive.

11. Binding Effect; Successors and Assigns. The Company may assign any of its rights under the Award Agreement. The Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, the Award Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

12. Tax Representation. The Participant hereby represents that he or she has reviewed with his or her own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by the Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understand that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Award Agreement.

13. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.